Exhibit 10.20

Amendment to Convertible Note Agreement

This Amendment to the Convertible Note Agreement (this “Amendment”) is made and entered into as of March 15, 2024, by and between Foxx Development Inc., a Texas corporation (the “Company”) and New Bay Capital Limited, a Hong Kong registered entity (the “Holder”).

WHEREAS, on June 21, 2023, the Company issued a Series A convertible promissory note (“Note I”) to the Holder in the principal amount of US$2,000,000 with an interest at a rate of $7% per annum.

WHEREAS, on November 21, 2023, the Company issued a Series A convertible promissory note (“Note II”) to the Holder in the principal amount of US$2,000,000 with an interest at a rate of $7% per annum.

WHEREAS, on February 18, 2024, the Company has entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”) with Acri Capital Acquisition Corporation (“ACAC”), Acri Capital Merger Sub I Inc. (“Purchaser”), and Acri Capital Merger Sub II Inc. (“Merger Sub”). Pursuant to the Business Combination Agreement, on the Effective Time (as defined in the Business Combination Agreement), by virtue of the Acquisition Merger (as defined in the Business Combination Agreement) and the Business Combination Agreement, and without any action on the part of ACAC, Purchaser, Merger Sub, the Company, or stockholders of the Company immediately prior to the Effective Time, each share of common stock of the Company, par value US$0.001 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Stock as set forth in the Closing Consideration Spreadsheet (as defined in the Business Combination Agreement). “Closing Payment Stock” means 5,000,000 shares of common stock of the Purchaser, par value $0.0001 each (“Purchaser Common Stock”), which are equal or equivalent in value to the sum of $50,000,000 divided by $10.00 per share, among which, 500,000 shares in aggregate will be deposited to a segregated escrow account and to be released if and only if, prior to or upon one-year anniversary of the Business Combination Agreement, the U.S. Congress has approved the affordable connectivity program of no less than $4 billion; or otherwise be cancelled and forfeited without consideration. Upon and following the consummation of the Business Combination (as defined in the Business Combination Agreement), Purchaser Common Stock will be traded publicly on the Nasdaq Stock Market. The closing of the Business Combination would have the same effect on Note I and Note II as if the Company had completed an IPO (as defined in the Note I and Note II).

WHEREAS, on February 18, 2024, the Company issued a conversion notice pursuant to Section 4 of the Note I and Note II, respectively, each to convert principal amount under each of Note I and Note II into 66,667 shares Company Common Stock, at a price of $30.00 per share, immediately prior to the Effective Time (as defined in the Business Combination Agreement) (the “Conversion”).

WHEREAS, pursuant to Section 1 of Note I and Note II, interest shall accrue on the outstanding unconverted and unpaid principal amount at 7.00% per annum and shall be compounded annually (collectively, the “Accrued Interest”), and any accrued and unpaid Accrued Interest is due and payable by the Company in cash on the Maturity Date, which is 12th month anniversary of the issuance date and the date when the Company redeems Note I and Note II at its outstanding principal amount, provided that the Company has not consummated the Business Combination within 12 months of the issuance date; or otherwise, the date of the initial closing of the Business Combination of the Company.

WHEREAS, the Company and Holder intend to settle all Accrued Interest into shares of Company Common Stock upon the Conversion and waive the lock-up requirement as set forth in the Note I and Note II

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to the sale and purchase of the Securities as set forth herein.

1. Payment of the Accrued Interest.

(a) The Company and Holder hereby agree that the Accrued Interest shall become due and payable in shares of the Company Common Stock, at a price of $30.00 per share upon the Conversion (the “Interest Shares”).

(b) Upon the Conversion, the Company will issue the Interest Shares in book entry which will be counted into the issued and outstanding shares of the Company Common Stock at the Effective Time, which would be canceled and automatically converted into the right to receive, without interest, the applicable portion of the Closing Payment Stock as set forth in the Closing Consideration Spreadsheet pursuant to the Business Combination Agreement.

(c) Section 11 of the Note I and Note II shall be deemed to apply to this Agreement mutatis mutandis.

2. Removal of Section 6 of “Lock-up” Agreement. The Company and Holder hereby agree to remove the Section 6 “Lock-Up” Agreement of each Note I and Note II in its entirety retroactively effective at the Issuance Date.

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IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

Foxx Development Inc.

/s/ Haitao Cui
Name:	Haitao Cui
Title:	Chief Executive Officer

New Bay Capital Limited

/s/ Shi Liu
Name:	Shi Liu
Title:	Director

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